UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 24, 2008

814-00201

(Commission File Number)

MVC CAPITAL, INC.

(the "Fund")

(Exact name of registrant as specified in its charter)

DELAWARE, 943346760

(Jurisdiction of Incorporation) (IRS Employer Identification Number)

287 Bowman Avenue

2nd Floor

Purchase, NY 10577

(Address of registrant's principal executive office)

914-701-0310

(Registrant's telephone number)

_______________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2008, MVC Capital, Inc. (the "Fund"), as borrower, and MVC Financial Services Inc., as the initial guarantor, entered into a two-year, $50 million revolving credit facility (the "Credit Facility") with Branch Banking and Trust Company ("BB&T") as administrative agent and as lender. On April 30, 2008, the Fund borrowed $50 million under the Credit Facility. The Credit Facility will expire on April 24, 2010, at which time all outstanding amounts under the Credit Facility will be due and payable.

Borrowings under the Credit Facility will bear annual interest at LIBOR plus 50 basis points. In addition, the Fund is also subject to a 25 basis point annual utilization fee for the amount of the Credit Facility outstanding for more than 33.3% of the calendar days during each fiscal quarter, as well as an annual fee of 25 basis points of the amount of the commitment. Borrowings under the Credit Facility will be secured by cash, short-term and long-term U.S. Treasury securities and other governmental agency securities whose purchase has been approved by BB&T.

The Credit Facility contains customary representations and warranties and affirmative and negative covenants. The Credit Facility contains customary events of default for credit facilities of this type, including (without limitation): nonpayment of principal, interest, fees or other amounts after a stated grace period; inaccuracy of material representations and warranties; change of control; violations of covenants, subject in certain cases to stated cure periods; and certain bankruptcies and liquidations. If an event of default occurs and is continuing, the Fund may be required to repay all amounts outstanding under the Credit Facility.

In addition, the Fund has entered into a Security Agreement and Custody Agreement with BB&T pursuant to which the Fund has pledged certain cash and securities to be held in a BB&T custodial account as collateral for any borrowings made by the Fund pursuant to the Credit Agreement. BB&T has the typical rights and remedies of a secured lender under the Uniform Commercial Code including the right to foreclose on the collateral pledged by the Fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVC CAPITAL, INC.

By:	/s/ Michael Tokarz
Michael Tokarz
Chairman

Dated: April 30, 2008